                                                                     EXHIBIT 2.1

                     PLAN AND AGREEMENT OF REORGANIZATION

     This Plan and Agreement of Reorganization ("Agreement") is entered into in Jefferson County, Iowa this 6th day of September 1996, between Telegroup, Inc., an Iowa corporation ("TGI"), Telegroup South Europe, Inc., a Pennsylvania corporation ("TGSE"), and George Apple ("Apple"), who on the closing date of this Agreement owns all the outstanding capital stock of TGSE.

     TGI will acquire from Apple all of the outstanding shares of capital stock of TGSE in exchange for the cash described in Paragraph 1.02 and 47,832 shares of Class A voting common stock of TGI. Under this Plan, the acquired corporation will become a subsidiary of TGI. The parties hereto agree to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended.

     As further consideration for the consideration to be paid by TGI, Apple shall transfer all right, title and interest in all contracts which he may own, individually and as owner of TGSE, relating to the sale of TGI services in France and elsewhere.

     In order to consummate the Plan of Exchange, TGI, Apple and TGSE, in consideration of the mutual covenants and on the basis of the representations and warranties set forth, agree as follows:

                                   ARTICLE 1
                           EXCHANGE OF CAPITAL STOCK
                       TRANSFER OF TGSE'S CAPITAL STOCK

     1.01 Subject to the terms and conditions of this Agreement, Apple will transfer and deliver to TGI on the Closing Date all of his shares of capital stock of TGSE, free and clear of all liens, claims and encumbrances of any nature whatsoever. Any approvals necessary for the transfer of such shares by Apple to TGI have been obtained. In addition, Apple will assign, transfer and convey to TGI all right, title and interest which is owned by him individually and as-sole stockholder of TGSE in all commission contracts, overrides, coordinator contract and representative contracts among TGSE, Apple and TGI relating to the sale of services of TGI in France and other parts of Europe shown in Exhibit A attached hereto and made a part hereof. Apple represents that except for any ownership in TGSE or TGI, he is the sole owner of all rights in said contracts, and the transfer described hereby shall result in TGI owning all such rights.

                          CONSIDERATION FOR TRANSFER

     1.02. In exchange for the TGSE shares transferred by Apple pursuant to Paragraph 1.01, TGI will issue and cause to be delivered to Apple on

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the Closing Date 47,832 shares of Class A Common Stock of TGI, plus cash or a check in an amount equal to $935,475 plus $95,000 more or less, which additional amount is the amount of commissions due to TGSE for the month of August, less appropriate adjustments. By virtue of the foregoing, the estimated cash consideration to Apple is $1,030,475.

                         REPAYMENT OF PROMISSORY NOTE

     1.03. Apple agrees to repay in full on the Date of Closing the promissory note in the amount of $50,000.00 executed by him in favor of TGSE.

                                 CLOSING DATE

     1.04. Subject to the conditions precedent set forth in this Agreement, and the other obligations of the parties set forth in this Agreement, the Plan of Reorganization shall be consummated at the hour, place and date the parties fix by mutual consent. Consummation shall include the delivery by Apple of TGSE of all of his shares of Capital Stock of TGSE, as provided in Paragraph 1.01 of this Agreement, and the delivery by TGI of its shares of Common Stock and cash consideration, as provided in Paragraph 1.02 of this Agreement. The date of the consummation of this Agreement is referred to as the "Closing Date."

                                   ARTICLE 2
               REPRESENTATIONS AND WARRANTIES OF APPLE AND TGSE
                       ORGANIZATION AND STANDING OF TGSE

     Apple and TGSE, jointly and severally, make the representations, warranties and agreements to TGI set forth in this Article 2.

     2.01 TGSE is a corporation duly organized, validly existing, and in good standing under the laws of Pennsylvania, with full corporate power and authority to own its property and carry on its business as it is now being conducted. Copies of the articles of incorporation of TGSE, and any amendments thereto, which have been certified by the Secretary of State of Pennsylvania and delivered to TGI, and copies of its bylaws and minutes of all board meetings which have been delivered to TGI, are complete and accurate as of the date of this Agreement. TGSE is qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which its principal properties are located.

                                 SUBSIDIARIES

     2.02. TGSE has no subsidiaries nor any interest in any other corporation, firm, or partnership.

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                                CAPITALIZATION

      2.03 TGSE has an authorized capitalization of 10,000 shares of capital stock, all of one class of no par value per share, and as of the date of this Agreement 1,000 shares are issued and outstanding, fully paid, and nonassessable, all of which shall be sold to TGI by Apple hereunder. All issued shares shall, as of the Closing Date, be fully paid and nonassessable. There are no outstanding subscriptions, options, contracts, commitments, or demands relating to the authorized but unissued stock of TGSE or other agreements of any character under TGSE would be obligated to issue or purchase shares of its capital stock.

                             FINANCIAL STATEMENTS

      2.04.

          (a) Attached to this Agreement as Exhibits B through E are the unaudited Balance Sheets of TGSE as of August 21, 1996, and December 31, 1995, and the related statements of income and retained earnings for the periods then ended, prepared by TGSE and subject only to nonmaterial changes resulting from year-end audit. All the financial statements described in this paragraph have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis, and present fairly the financial position of TGSE as of August 21, 1996, and December 31, 1995.

          (b) Since December 31, 1995, there have been, and at the Closing Date there will be, no materially adverse changes in the financial condition of TCSA or its business or prospects, except as may be reflected in the financial statements dated August 21, 1996.

          (c) Subject to any changes as a result of the ordinary and usual course of business, the assets of TGSE at the Closing Date will be substantially those owned by it and shown on its financial statements as of August 21, 1996.

                      OPERATIONS SINCE BALANCE SHEET DATE

      2.05. Since its Balance Sheet date of December 31, 1995, TGSE has kept its business intact and has not, and prior to the Closing Date will not have:

          (a)  Issued or sold any stock, bond, or other corporate securities.

          (b) Except for current liabilities incurred and obligations entered into in the ordinary course of business, incurred any absolute or contingent obligation, including long-term debt.

          (c) Except for current liabilities shown on the balance sheet and current liabilities incurred since that date in the ordinary course of business,

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discharged or satisfied any lien or encumbrance, or paid any obligation or liability.

           (d)  Mortgaged, pledged, or subjected to lien any of its assets.

           (e) Except in the ordinary course of business, sold or transferred any of its tangible assets, or canceled any debts or claims, or waived any rights of substantial value.

           (f) Sold, assigned, or transferred any patents, formulas, trademarks, trade names, copyrights, licenses, or other intangible assets.

           (g) Incurred any materially adverse losses or damage, or become involved in any strikes or other labor disputes.

           (h) Entered into any transaction other than in the ordinary course of business, except for the transaction that is the subject matter of this Agreement.

           (i)  Suffered any loss or damage to its business or properties.

                                TITLE TO ASSETS

     2.06. TGSE has good and marketable title to all its assets and the same are specified in the Schedule described in Paragraph 2.0i, and reflected in the Balance Sheet dated August 21, 1996. All such assets are not subject to any mortgage, pledge, lien, charge, security interest, encumbrance, or restriction except those that:

           (a) Are disclosed on the Balance Sheet as securing specified liabilities;

           (b)  Are disclosed in the Schedule of Assets listed in Paragraph
2.07;

           (c) Do not materially adversely affect the use of the asset. The assets of TGSE, including buildings and equipment of TGSE, if any, are in good condition and repair.

                              SCHEDULE OF ASSETS

     2.07. Attached hereto is Schedule 2.07, a Schedule of Assets, containing:

           (a) All Representative Agreements between TGSE, Apple or TGI with third parties for sale of services of TGI in France or other areas which Apple or TGSE may have an interest;

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          (b)  All agreements between Apple or TGSE with TGI for payment of commissions and overrides in France and other countries which Apple/TGSE may have any interest;

          (c) A true and complete list of all contracts and leases, including but not limited to contracts and leases between Apple/TGSE and any third parties. Copies of the contracts have been delivered to TGI and initialed by Apple.

          (d) A true and complete list of all other assets used in the business.

                                 INDEBTEDNESS

     2.08. (a) Except as set forth in the Balance Sheet of TGSE dated August 21, 1996, described in Paragraph 2.04, TGSE presently has no outstanding indebtedness other than liabilities incurred in the ordinary course of business or in connection with this transaction, which in the aggregate do not exceed $50,000. TGSE is not in default with respect to any terms or conditions of any indebtedness.

              (b) TGSE has not made any assignment for the benefit of creditors, nor has any involuntary or voluntary petition in bankruptcy been filed by or against TGSE.

                                  LITIGATION

     2.09. (a) TGSE is not party to, nor has it been threatened with, any litigation or governmental proceeding that, if decided adversely to it, would have a material adverse effect on the transaction contemplated by this Agreement, or on the financial condition, net worth, prospects, or business of TGSE. There is no litigation that will result in any action, suit, or other proceeding that will have any material adverse change in the business or financial condition of TGSE.

              (b) To the best of its knowledge, TGSE is not infringing on or otherwise acting adversely to any copyrights, trademark rights, patent rights, or licenses owned by any other person, and there is no pending claim or threatened action with respect to such rights. TGSE is not obligated to make any payments in the form of royalties, fees, or otherwise to any owner or licensor of any patent, trademark, trade name, or copyright.

              (c) A summary of all litigation affecting TGSE or Apple is set forth on Schedule 2.09.

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                  COMPLIANCE WITH LAW AND OTHER INSTRUMENTS/
                          BINDING NATURE OF AGREEMENT

     2.10. The business operation of TGSE has been and is being conducted in accordance with all applicable laws, rules, and regulations of all authorities. TGSE is not in violation of, or in default under, any term or provision of its Articles of Incorporation, its Bylaws, or of any lien, mortgage, lease, agreement, instrument, order, judgment, decree, or contract, including any restriction that would prevent consummation of the exchange of securities contemplated by this Agreement. This Agreement constitutes the valid and binding agreement of TGSE and Apple, enforceable in accordance with its terms.

                            CONTRACTUAL OBLIGATIONS

     2.11. TGSE is not a party to or bound by any written or oral:

           (a)     Contract not made in the ordinary course of business;

           (b) Employment or consultant contract that is not terminable at will without cost or other liability to TGSE or any successor, except the following:

           (c)     Contract with any labor union;

           (d) Bonus, pension, profit-sharing, retirement, stock option, hospitalization, group insurance, or similar plan providing employee benefits;

           (e)     Any real or personal property lease as lessor;

           (f) Advertising contract or contract for public relations services;

           (g)     Purchase, supply, or service contracts;

           (h) Deed of trust, mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt, or any other agreement subjecting any of assets or properties of TGSE to a lien, encumbrance, or other restriction;

           (i) Term contract continuing for a period of more than 30 days that is not terminable without liability to TGSE or its successors; or

           (j)     Contract that

                   (i) Contains a redetermination of price or similar type of provision; or

              (ii) Provides for a fixed price for goods or services sold.

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          (k) Contract outside the ordinary course of the business of
TGSE, inc.luding without limitation any loan or employment or other compensation agreement, lease agreement, or guarantee agreement. Except as set forth on Schedule 2.11, all obligations required to be performed by it to date have been performed, and TGSE is not in material default under any of the contracts, leases, or other arrangements by which it is bound. None of the parties with whom TGSE has contractual arrangements are in default of their obligations.

                            CHANGES IN COMPENSATION

     2.12 Since the Balance Sheet date of December 31, 1995, TGSE has not granted any general pay increase to employees or changed the rate of compensation, commission, or bonus payable to any officer, employee, director, agent, or stockholder.

                                  INVENTORIES

     2.13 Since the Balance Sheet date of December 31, 1995, TGSE has continued to replenish its inventories in the customary manner of entities engaged in the business TGSE conducts, and will continue to do so until the Closing Date.

                                    RECORDS

     2.14 All of the account books, minute books, stock certificate books, and stock transfer ledgers of TGSE are complete and accurate as of September 30, 1996.

                             NO BROKERS OR FINDERS

     2.15 All negotiations on the part of all parties related to this Agreement have been accomplished solely by the parties without the assistance of any person employed as a broker or finder. TGSE and Apple have done nothing to give rise to any valid claims against TGI or TGSE for a brokerage commission, finder's fee, or any similar charge.

                                     TAXES

     2.16 (a) TGSE has filed all federal income tax returns and, in each jurisdiction where qualified or incorporated, or otherwise required to pay taxes, including all state income tax and franchise tax returns that are required to be filed. TGSE has paid all taxes as shown on the returns as have become due, including all income and withholding taxes, and has paid all assessments received that have become due.


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        (b)  Apple and TGSE will indemnify TGI for any deficiencies in any years' taxes determined against TGSE.

                                FULL DISCLOSURE

     2.17 As of the Closing Date, TGSE will have disclosed in writing all events, conditions, and facts materially affecting the business and prospects of TGSE. TGSE has not withheld knowledge of any events, conditions, and facts that they have reasonable ground to know may materially affect the business or prospects of TGSE. None of the representations, warranties or agreements made by TGSE or Apple in this Agreement or set forth in any other instrument furnished to TGI contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements made not misleading.

                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF TGI

     TGI makes the representations, warranties and agreements set forth in this Article 3 below:

                       ORGANIZATION AND STANDING OF TGI

     3.01. TGI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Iowa, with corporate power to own property and carry on its business as it is now being conducted. Copies of the articles of incorporation of TGI, and amendments thereto, which have been made available TGSE, are complete and accurate as of the date of this Agreement. TGI is not required to be qualified as a foreign corporation to transact business in any other jurisdiction.

                                CAPITALIZATION

     3.02. TGI has an authorized capitalization of 15,000,000 shares of common stock of no par value, of which 10,000,000 shares are Class A common shares and 5,000,000 are Class B common non-voting stock. Before issuing stock to Apple, there are 4,320,000 Class A shares and 415,362 Class B shares issued, outstanding, and fully paid as of the date of this Agreement. Except for 232,332 shares of authorized but unissued stock that are reserved for employee stock options, there are no outstanding options, contracts, calls, commitments, or demands relating to the authorized but unissued stock of TGI.

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                             FINANCIAL STATEMENTS

     3.03.   TGI has delivered to TGSE:

        (a) The balance sheets of TGI as of December 31, 1994 and December 31, 1995, and the statements of income and retained earnings of TGI for the
(2) years ending December 31, 1994 and December 31, 1995. These statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants.

        (b) An unaudited interim balance sheet of TGI as of June 30, 1996, and related statements of earnings and stockholders' equity for the six-month period ended June 30, 1996. These statements are subject to a year-end audit.

     All the financial statements listed in this Paragraph present fairly the financial condition of TGI at the specified dates and the results of its operations for the period specified. The statements were prepared i n accordance with generally accepted accounting principles applied in a manner consistent with prior accounting periods.

                 FINANCIAL CONDITION SINCE BALANCE SHEET DATE

     3.04 Since the Balance Sheet date of June 30, 1996, no change, event, or condition has occurred that materially and adversely affects the financial condition, assets, business, or prospects of TGI, to the best of the knowledge of TGI.

                         STATUS OF TRANSFERRED SHARES

     3.05 The shares of stock of TGI that are to be issued and delivered to Apple pursuant to the terms of this Agreement will be validly authorized and issued, and will be fully paid and nonassessable. No shareholder of TGI will have any preemptive right of subscription or purchase with respect to the shares to be transferred.

                                  LITIGATION

     3.06 TGI is not a party to any litigation or governmental proceeding that could have a material, adverse effect on the transaction contemplated by this Agreement or on the financial condition of TGI except as set forth in financial statements provided to Apple.

                                TGI'S AUTHORITY

     3.07 The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of TGI, enforceable in accordance with its

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terms. No provision of TGI's Articles of Incorporation, Bylaws, minutes, share certificates, or contracts prevents TGI from delivering good title to its shares of capital stock in the manner contemplated by this Agreement.

                                    BROKERS

     3.08 TGI has not retained nor otherwise utilized the services of any broker or finder in connection with the transaction contemplated by this agreement. TGI has done nothing to give rise to any valid claims against TGSE for a brokerage commission, finder's fee, or any similar charge.

                                FULL DISCLOSURE

     3.09 TGI has not withheld knowledge of any events, conditions, or facts it has reasonable ground to know may materially affect the business and prospects of TGI. None of the representations and warranties made by TGI in this Agreement or set forth in any other instrument furnished to TGSE contain any untrue statement of a material fact, or fails to state a material fact necessary to make the statements made not misleading.

                                   ARTICLE 4
              CONDUCT OF BUSINESS OF TGSE UP TO THE CLOSING DATE
                  CONDUCT OF BUSINESS IN ITS ORDINARY COURSE

     4.01. TGSE will carry on its business in a good and proper manner and in substantially the same manner as previous to the date of execution of this Agreement, and will:

         (a) Continue in full force the amount and scope of insurance coverage carried prior to that date;

         (b) Maintain its business organization and keep it intact, to retain its present employees, and to maintain its goodwill with suppliers, customers, and others having business relationships with it;

         (c) Exercise due diligence in safeguarding and maintaining confidential reports and data used in its business;

         (d) Maintain its assets and properties in good condition and repair, and not sell or otherwise dispose of any of its assets or properties, except sales of inventory in the ordinary course of business.

                      ACCESS TO INFORMATION AND DOCUMENTS

     4.02. (a) Apple and TGSE will afford the officers and representatives of TGI, from the date of this Agreement until consummation of the Plan of

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Reorganization, full access during normal business hours to all properties, books, accounts, contracts, commitments, and any other records of any kind of TGSE. Sufficient access shall be allowed to provide TGI with full opportunity to make any investigation it desires to make of TGSE, and to keep itself fully informed of the affairs of TGSE. Any investigation by TGI shall in no way detract from the representations, warranties and agreements of TGSE and Apple hereunder.

          (b) In addition, TGSE will permit TGI to make extracts or copies of all such books, accounts, contracts, commitments, and records, and to furnish to TGI, within ten (10) days after demand, any further financial and operating data of the corporation as TGI reasonably requests.

          (c) TGI will use any information obtained under this Paragraph only for its own purposes in connection with the consummation of the transaction contemplated by this Agreement, and will not divulge the information to any other person.

                              NEGATIVE COVENANTS

     4.03. Except with the prior written consent of TGI and except as disclosed on a Schedule to this Agreement or on its balance sheets, TGSE will not prior to the Closing:

          (a) Incur any liabilities other than current liabilities incurred in the ordinary course of business;

          (b) Incur any mortgage, lien, pledge, hypothecation, charge, encumbrance, or restriction of any kind;

          (c) Become a party to any contract, or renew, extend, or modify any existing contract except in the ordinary course of business;

          (d) Make any capital expenditures, except for ordinary repairs, maintenance, and replacement;

          (e) Declare or pay any dividend on or make any other distribution to shareholders;

          (f)  Purchase, retire, or redeem any shares of its capital stock;

          (g) Issue or sell additional shares of its capital stock, whether or not such shares have been previously authorized or issued;

          (h) Issue or sell any warrants, rights, or options to acquire any shares of its capital stock;

          (i)  Amend its Articles of Incorporation or Bylaws;


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          (j)  Pay or agree to pay any bonus, increase in compensation, pension, or severance pay to any director, stockholder, officer, consultant, agent, or employee;

          (k) Discharge or satisfy any lien or encumbrance, nor pay any obligation or liability, except current liabilities shown on the Balance Sheet dated December 31, 1995, or incurred in the ordinary course of business since that date;

          (l)  Merge or consolidate with any other entity;

          (m) Enter into any transactions or take any acts that would constitute a breach of the representations, and warranties contained in this Agreement; and

          (n) Institute, settle, or agree to settle any action or proceeding before any court or governmental body.

                                 CONSULTATION

     4.04. TGSE will consult with TGI at all times until the Closing Date with respect to the operation and conduct of TGSE's business.

                                   ARTICLE 5
                 CONDUCT OF BUSINESS OF TGI UP TO CLOSING DATE
                              CONDUCT OF BUSINESS

     5.01. TGI will carry on its business in a good and proper manner between the date hereof and the Closing.

                         SATISFY CONDITIONS PRECEDENT

     5.02. TGI will use its best efforts to satisfy all conditions precedent to be fulfilled by it prior to the Closing.

                      ACCESS TO INFORMATION AND DOCUMENTS

     5.03. (a) TGI will provide TGSE from the date of this Agreement until the Closing Date full access during normal business hours to all properties, books, accounts, contracts, commitments, and records of TGI reasonably necessary in connection with this Agreement. Sufficient access shall be allowed to provide TGSE and Apple with full opportunity to make any investigation they reasonably desire to make.

               (b) TGI will permit Apple to make extracts or copies of all books, accounts, contracts, commitments, and records. Additionally, TGI will furnish

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to Apple, prior to the Closing, any further financial and operating data and other information concerning its business and assets that Apple may reasonably request.

              (c) TGSE may use any information secured pursuant to this Paragraph only for its own purposes in connection with the consummation of the transaction contemplated by this Agreement and may not divulge the information to any other persons.

                              NEGATIVE COVENANTS

     5.04. Except with the prior written consent of TGSE, TGI may not declare or pay any dividend or make any other distribution to its shareholders during the time between execution of this Agreement and Consummation.

                                   ARTICLE 6
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF TGSE
                        CONDITIONS PRECEDENT TO CLOSING

     6.01. The obligations of TGSE to consummate the Plan of reorganization in this Agreement shall be subject to the conditions precedent specified in this Article 6.

                    TRUTH OF REPRESENTATIONS AND WARRANTIES
                         AND COMPLIANCE WITH COVENANTS

     6.02. The representations and warranties of TGI contained in this Agreement shall be true as of the Closing Date with the same effect as though made on the Closing Date. TGI shall have performed all obligations and comply with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

                         OPINION FROM COUNSEL FOR TGI

     6.03. On the Closing Date, TGI shall furnish to TGSE an opinion from counsel for TGI, dated the Closing Date, to the effect that TGI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Iowa, and that the shares of common stock of TGI delivered to TGSE on the Closing Date have been duly authorized, issued, and delivered and are validly issued and outstanding, fully paid and nonassessable shares of common stock of TGI.

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                                NO RESTRICTIONS

     6.04. No action or proceeding by any governmental body or agency shall have been threatened, asserted, or instituted to prohibit the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 7
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF TGI
                        CONDITIONS PRECEDENT TO CLOSING

     7.01. The obligations of TGI to consummate the Plan of reorganization in this Agreement shall be subject to the conditions precedent specified in this Article 7.

                    TRUTH OF REPRESENTATIONS AND WARRANTIES
                         AND COMPLIANCE WITH COVENANTS

     7.02. The representations and warranties of TGSE contained in this Agreement shall be true as of the Closing Date, with the same effect as though made on the Closing Date. TGSE shall perform all obligations and comply with all covenants required by this Agreement to be performed or complied with by them prior to the closing date. TGSE shall deliver to TGI a certificate dated the Closing Date and signed by an officer of TGSE, certifying the truth of the representations and warranties.

                    ACCEPTABILITY OF PAPERS AND PROCEEDINGS

     7.03. To the extent requested by TGI, the form and substance of all papers and proceedings under this Agreement shall be acceptable to counsel for TGI.

                    OPINION FROM COUNSEL FOR APPLE AND TGSE

     7.04. Apple and TGSE shall deliver to TGI an opinion dated the Closing Date of counsel for TGSE ("Counsel") in form and substance satisfactory to TGI, to the effect that:

               (a) TGSE is a corporation duly organized, validly existing, and in good standing under the laws of Pennsylvania with full corporate power to carry on the business in which it is engaged;

               (b)(i) The shares of capital stock of TGSE, which are the subject of this Agreement, have been duly authorized and validly issued, and are fully paid and nonassessable; and

                 (ii) The shares of capital stock transferred by Apple to TGI in this transaction constitute all the issued and outstanding

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              shares of capital stock of TGSE; and such
              shares have been duly transferred to TGI hereunder.

             (c) The Articles of Incorporation, bylaws, minutes, share certificates, and any contracts to which TGSE or Apple is a party do not prevent Apple from delivering good title to the shares of such capital stock in the manner specified under this Agreement;

             (d) This Agreement constitutes the valid and binding obligation of TGSE and Apple, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights;

             (e) Counsel has no knowledge of any facts that might adversely affect the title of TGI to the shares of capital stock being transferred under this Agreement. Counsel has no knowledge of any defects or limitations on the title of TGSE to any of its assets or properties;

             (f) Counsel has no knowledge of any litigation, or governmental investigation or labor dispute pending or threatened against TGSE, its business, properties, or the capital stock of TGSE transferred under this Agreement.

                    RESIGNATIONS OF OFFICERS AND DIRECTORS

     7.05 There shall be delivered to TGI the written resignations of the officers and directors of TGSE.

                                NO RESTRICTIONS

     7.06 No action or proceeding by any governmental body or agency shall be threatened asserted, or instituted that prohibits the consummation of the transactions contemplated by this Agreement.

                            NO CONTRACTS TERMINATED

     7.07 TGSE shall not terminate any contracts prior to the Closing Date that in the aggregate would materially and adversely affect its business.

                              NO DAMAGE TO ASSETS

     7.08 At the Closing Date the machinery, equipment, inventory, or other tangible property of TGSE shall not be damaged by fire, flood, accident, labor strife, act of war, or any other cause beyond the reasonable power and control of TGSE to an extent that substantially affects the value of the property and assets. Loss or damage shall be considered to affect substantially the value of the properties and assets within the meaning of this Paragraph if the book

Plan and Agreement of Reorganization
Telegroup South Europe, Inc.                                  Page 15
value of the properties and assets lost or damaged exceeds twenty (20) percent of the total book value of all assets.

                                   ARTICLE 8
                     SURVIVAL OF WARRANTIES AND LIABILITY
             NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     8.01. All statements of fact contained in this Agreement, or in any memorandum, certificate, letter, document, or other instrument delivered by or on behalf of TGSE or TGI pursuant to this Agreement shall be deemed representations and warranties made by any such party, respectively, to each other party under this Agreement. The covenants, representations, and warranties of the parties shall survive the Closing Date, and all inspections, examinations, or audits on behalf of the parties and the shareholder for a period of three (3) years following the Closing Date, and suit thereon may be brought by any party within such period.

                                   EXPENSES

     8.02 Apple shall pay its own expenses incurred by TGSE and Apple arising out of this Agreement and the transactions contemplated in this Agreement, including but not limited to all fees and expenses of their counsel and accountants, whether or not this Agreement is consummated.

                                   ARTICLE 9
                        COMPLIANCE WITH SECURITIES LAWS
                UNREGISTERED STOCK UNDER FEDERAL SECURITIES ACT

     9.01. (a) Apple acknowledges that the shares of TGI's Stock to be delivered to Apple pursuant to this Agreement have not been registered under the Federal Securities Act of 1933, as amended, referred to in this Agreement as the "1933 Act, and that therefore the stock is not freely traceable except as permitted under various exemptions contained in the 1933 Act and the rules of the Securities and Exchange Commission interpreting the 1933 Act. The provisions contained in this Paragraph 9.01 are intended to ensure compliance with the 1933 Act.

                      NO DISTRIBUTION OF STOCK TO PUBLIC

               (b) Apple represents and warrants to TGI that he is acquiring the shares of TGI's Common Stock under this Agreement for his own account for investment, and not for the purpose of a resale or any other distribution of the shares. Apple also represents and warrants that he has no present intention of disposing of all or any part of such shares at any particular time, for any particular price, or on the happening of any particular circumstances. Apple acknowledges that TGI is relying on the truth and accuracy of the warranties

Plan and Agreement of Reorganization
Telegroup South Europe, Inc.                                  Page 16
and representations set forth in this Paragraph in issuing the shares without first registering the shares under the 1933 Act.

                   NO TRANSFERS IN VIOLATION OF THE 1933 ACT

             (c) Apple covenants and represents that none of the shares of TGSE's capital stock that will be issued to him pursuant to this Agreement, will be offered, sold, assigned, pledged, transferred, or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the Securities and Exchange Commission under the 1933 Act. Therefore, Apple agrees not to sell or otherwise dispose of any of the shares of TGI's common stock received pursuant to this Agreement unless he:

                  (i) Has delivered to TGI a written legal opinion in form and substance satisfactory to counsel for TGI to the effect that the disposition is permissible under the terms of the 1933 Act and regulations interpreting the Act;

                  (ii) Has complied with the registration and prospectus
                       requirements of the 1933 Act relating to such a disposition; or

                 (iii) Has presented TGI satisfactory evidence that such a
                       disposition is exempt from registration under the Act. Investment Legend on Certificates

                        INVESTMENT LEGEND ON SECURITIES

             (d) Apple agrees that the certificates evidencing the shares the shareholder will receive under this Agreement will contain the following legend:

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES MAY NOT BE SOLD UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IS IN EFFECT FOR THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS APPLICABLE TO SUCH SALE.

                                  ARTICLE 10
                                  TERMINATION
                                    DEFAULT

     TGI or TGSE may, on or at any time prior to the Closing Date, terminate this Agreement by notice to the other party in the event:

Plan and Agreement of Reorganization
Telegroup South Europe, Inc.                                  Page 17

          (a) The other party has defaulted by failing to perform any of its covenants and agreements contained in this Agreement; and

          (b) Such default has not been fully cured within fifteen (15) days after receipt of the notice specifying particularly the nature of the default.

          (c) Notwithstanding anything to the contrary in this Agreement, Apple and TGI, along with Telecontinent, S.A., a French corporation ("TCSA") are parties to a Plan and Agreement of Acquisition dated this date. The parties acknowledge and agree that any default by Apple or TCSA under the Acquisition Agreement or by Apple and TGSE hereunder shall be deemed a default hereunder, and the liability of Apple hereunder shall not be limited to the amount of consideration received by Apple hereunder. The parties acknowledge that TGI would not enter into this Agreement but for the Agreement, and Apple shall be liable for breaches of representations hereunder and under the Acquisition Agreement to the extent of any consideration received by Apple or any related party under both this Agreement and the Acquisition Agreement.

                                  ARTICLE 11
                                 MISCELLANEOUS
                                   AMENDMENT

     11.01. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties.

                                    WAIVER

     11.02.     Either TGI or TGSE may, in writing:

                               EXTENSION OF TIME

          (a) Extend the time for the performance of any of the obligations of any other party to the Agreement.

                             WAIVING INACCURACIES

          (b) Waive any inaccuracies and misrepresentations contained in this Agreement or any document delivered pursuant to the Agreement made by any other party to the Agreement.

                       WAIVING COMPLIANCE WITH COVENANTS

          (c) Waive compliance with any of the covenants or performance of any obligations contained in this Agreement by any other party to the Agreement.

Plan and Agreement of Reorganization
Telegroup South Europe, Inc.                                  Page 18

                  WAIVING SATISFACTION OF CONDITION PRECEDENT

          (d) Waive the fulfillment of any condition precedent to the performance by any other party to the Agreement.

                                  ASSIGNMENT

     11.03. (a) Neither this entire Agreement nor any right created by the Agreement shall be assignable by any party without the prior written consent of the other, except by the laws of succession.

               (b) Except as limited by the provisions of subparagraph (a), this Agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties, as well as the parties.

               (c) Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement.

                                    NOTICES

     11.04. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party; when deposited in the United States mail, in the case of TGI, or with the French PTT, in the case of Apple/TGSE, for transmittal by certified or express mail, postage prepaid; or when deposited for delivery with private carrier such as Airborne, Federal Express, or DHL; provided that the communication is addressed:

          (a)  In the case of TGI, to:

               Clifford Rees, President
               Telegroup, Inc.
               2098 Nutmeg Avenue
               Fairfield, Iowa 52556

          with a copy to:

               Ron Stakland, Executive Vice President
               Telegroup, Inc.
               2098 Nutmeg Avenue
               Fairfield. Iowa 52556

          or to such other person or address designated by TGI to receive notice.


Plan and Agreement of Reorganization
Telegroup South Europe, Inc.                                  Page 19

          (b)  In the case of TGSE, to:

               George Apple
               13 Rue Tamara
               Saint Germain-en-Laye
               FRANCE 78104

     and to such other person or address designated by TGSE to receive notice.

                                   HEADINGS

     11.05 Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                               ENTIRE AGREEMENT

     11.06 This instrument and the exhibits to this instrument contain the entire Agreement between the parties with respect to the transaction contemplated by the Agreement. It may be executed in any number of counterparts but the aggregate of the counterparts together constitute only one and the same instrument.

                         EFFECT OF PARTIAL INVALIDITY

     11.07 In the event that anyone or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal, or unenforceable provisions.

                         CONTROLLING LAW/JURISDICTION

     11.08 The validity, interpretation, and performance of this agreement shall be controlled by and construed under the laws of the State of Iowa. Any action arising out of, or relating to this Agreement, including any action in contract or tort, shall be resolved in the courts in the State of Iowa, which shall have exclusive jurisdiction. Any judgment may be enforced in any court of competent jurisdiction.

Plan and Agreement of Reorganization
Telegroup South Europe, Inc.                                  Page 20

                                ATTORNEY'S FEES

     11.09 If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees from the other party. The attorney's fees may be ordered by the court in the trial of any action described in this Paragraph or may be enforced in a separate action brought for determining attorney's fees.

                             SPECIFIC PERFORMANCE

     11.10 The parties declare that it is impossible to measure in money the damages that will accrue to a party or its successors as a result of the other parties' failure to perform any of the obligations under this Agreement. Therefore, if a party or its successor institutes any action or proceeding to enforce the provisions of this Agreement, any party opposing such action or proceeding agrees that specific performance may be sought and obtained for any breach of this Agreement.

                                NON-COMPETITION

     11.11 Unless otherwise agreed to in writing, Apple agrees not to sell or otherwise represent, directly or indirectly, any non-TGI telecommunications service which would compete with the services marketed by TGI, directly or indirectly, or to solicit customers of TGI services or sales agents, for any purpose other than the promotion of TGI services for an additional two years (24 months) after Apple ceases to be employed by TGSE or to do business with TGSE or TGI. Violation of this provision by Apple shall give TGI the right to immediately obtain an injunction or other equitable relief to prevent the prohibited conduct, in addition to any damages which TGI may be entitled.

                  CONFIDENTIAL INFORMATION/OTHER INFORMATION.

     11.12 Apple agrees that during the period of his business relationship with TGI or TGSE, and for a period of two (2) years after the termination of such relationship, Apple shall not, at any time, disclose to any person, or use for his own benefit or the benefit of anyone, any information learned by him as a result of this Agreement or his employment by TGI, TGSE or any affiliated entity, without the prior express written consent of TGI. Apple understands that certain information learned by him as a result of his association with TGSE and TGI constitute the proprietary and confidential information of TGI or TGSE, including the identities of its agents, customers, the methods of marketing, potential customers, and other information generally deemed by TGI or TGSE as confidential ("Confidential Information"). Apple understands the Confidential Information constitutes trade secret information of TGI and TGSE, has been developed at significant

Plan and Agreement of Reorganization
Telegroup South Europe, Inc.                                  Page 21
cost to TGI or TGSE giving either or both a competitive advantage. Accordingly, Apple agrees that he will not, at any time, in perpetuity, divulge Confidential Information to any person, or use such Information for his own benefit or the benefit of anyone else, without the prior written consent of TGI.

Executed on September 6, 1996, at Fairfield, Iowa.

                            TELEGROUP, INC.

                            By  /s/ Fred Gratzon
                                ---------------------------


                            TELEGROUP SOUTH EUROPE, INC.

                            By /s/ George Apple
                               --------------------------

                               /s/ George Apple
                               --------------------------
                               GEORGE APPLE, INDIVIDUALLY



Plan and Agreement of Reorganization
Telegroup South Europe, Inc.                                  Page 22

                                 SCHEDULE 2.07

                                ASSET SCHEDULE
                         TELEGROUP SOUTH EUROPE, INC.
                               SEPTEMBER 6, 1996

COORDINATOR, OVERRIDE, REPRESENTATIVES

     (a)     Representative agreements as exclusive agency

     (b)     Exclusive agreement with George Apple - TGSE Spain

     (c)     Exclusive agreement with George Apple - TGSE-France, Monaco and
             Andorra

     (d)     Contract of Sale from TGI to TGSE-France

     (e)     Contract of Sale from TGI to TGSE-Spain

AMENDMENT TO EXCLUSIVE AGENCY

     (g) Agreement between TGSF and TCSA for payment of commissions to TCSA

     (h)     $50,000 Promissory Note

BANK ACCOUNTS

      Corestates Hamilton, Harrisburg, Pennsylvania

           Hamilton Capital Growth Acct. #140857-3528 Balance 7/31/96 - $232,254.22

           Federated Investors Acct. #2517544890 Balance - $356,818.99

           Counsel letter regarding corporation

           Stock certificates

RESIGNATION OF OFFICERS AND DIRECTORS

                                 SCHEDULE 2.09


                            TELEGROUP, SOUTH EUROPE




                                     NONE

                                 SCHEDULE 2.11


                            TELEGROUP, SOUTH EUROPE




                                     NONE